Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

POWERBRIDGE TECHNOLOGIES CO., LTD.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration fee
Equity	Ordinary Shares, par value $0.00166667 per share	Rule 457(c) and (h)	6,227,919	(1)	$0.3176	$1,977,987	(2)	$92.70 per $1,000,000	$183.36
Total Offering Amount						$1,977,987			$183.36
Total Fee Offsets									-
Net Fee Due									$183.36

(1)	Represents 6,227,919 ordinary shares issuable under our amended 2018 Share Option Plan, assumed and adopted on April 4, 2019 (the “Effective Date” and the “2018 Plan”), and as further amended by the First Amendment to the 2018 Plan (the “First Amendment”, and collectively with the 2018 Plan the “Amended 2018 Plan”). The registrant’s shareholders approved the First Amendment to the 2018 Plan at the registrant’s 2020 annual meeting of shareholders held on July 27, 2020.

(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act upon the basis of the average of the high and low prices per share of the registrant’s ordinary shares as reported on the NASDAQ Capital Market on March 10, 2022.